EXHIBIT NO. 10.12




                                   GUARANTY OF
                          INTEREST AND OPERATING COSTS


      This GUARANTY OF INTEREST AND OPERATING COSTS (this "Guaranty"), dated as of the 19th day of March, 2003, is made by PRIME GROUP REALTY, L.P., a Delaware limited partnership, having an address at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 ("Guarantor"), in favor of LNR EASTERN LENDING, LLC, a Georgia limited liability company (the "Lender"), having an address c/o LNR Property Corporation,1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.


                             W I T N E S S E T H:

      WHEREAS, Prime/Beitler Development Company, L.L.C. ("Borrower") and the Lender have entered into that certain Mezzanine Loan Agreement, dated as of the date hereof, as same has been amended by that Omnibus First Modification to Mezzanine Loan Documents, that Omnibus Second Modification to Mezzanine Loan Documents and that Omnibus Third Modification to Mezzanine Loan Documents, all dated as of the date hereof (such agreement, as amended and as same may hereafter be amended, modified, supplemented or restated from time to time, is hereinafter referred to as the "Loan Agreement"; capitalized terms used but not otherwise defined in this Guaranty but defined in the Loan Agreement shall have the meanings set forth for such terms in the Loan Agreement);

      WHEREAS, pursuant to and in accordance with the Loan Agreement, Borrower has agreed to cause its Subsidiary, Dearborn Center, L.L.C. (the "Property Owner"), to undertake and complete construction of the Improvements;

      WHEREAS, the Loan shall be secured by the Loan Documents;

      WHEREAS, it is a condition precedent to the making of the Advance that Guarantor shall have executed and delivered this Guaranty; and

      WHEREAS, Guarantor is a member of Borrower and shall derive substantial benefit from the construction and completion of the Improvements and from the making of the Loan to Borrower.

      NOW, THEREFORE, in consideration of Lender's execution of the Loan Agreement and in order to induce the Lender to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

SECTION 1. Guarantied Obligations. Subject only to the specific limitations contained in this Section 1, Guarantor hereby unconditionally, absolutely and irrevocably, as a primary obligor and not merely as a surety, guaranties to the Lender the punctual and complete payment when due, whether at or after maturity, upon acceleration or otherwise of (and indemnifies and holds the Lender harmless against any loss resulting from the failure of such complete and punctual payment when due to occur): (i) Operating Expenses for the Mortgaged Property;
(ii) any Holdover Damages (as such term is defined in Section 1(B)(ii) of that certain Lease Agreement, dated July 13, 2000, between the Property Owner, as landlord, and Holland & Knight, LLP, as tenant) [TO BE DELETED UPON REVIEW OF H & k ESTOPPEL]; (iii) any amounts which are payable pursuant to Section 37(d)(ii) of the Bank One Lease; (iv) any Make-Whole Amount, IRR Amount, Exit Fee and Breakage Fee payable under the Loan Documents and (v) all interest payable under the Loan Documents, including, without limitation, all interest accruing after maturity, acceleration or the realization upon any collateral, including, without limitation, interest that would otherwise be owed by Borrower under the Loan Documents but the payment of which is unenforceable or not allowable due to the existence or a bankruptcy, reorganization or similar proceeding involving Borrower or the Property Owner, at the rate or rates, including the applicable Default Rate, set forth in the Loan Agreement, and any late charges, fees or other amounts due by reason of any late payment of interest (all obligations under clauses (i) through (v) of this Section 1(a), without duplication of and except for any amounts paid by Guarantor pursuant to that certain Guaranty of Interest and Operating Costs by and between Guarantor and the Senior Lender, the "Guarantied Obligations"); provided, however, that Guarantor shall not be liable (but Borrower shall remain liable) for any (A) interest payable under the Loan Documents that first accrues (but without relieving Guarantor of its responsibility for any such interest theretofore accrued) after the earlier to occur of (1) the date of transfer to the Lender or any third party of title to the Collateral pursuant to a transfer in lieu of foreclosure thereof and (2) the date that is six (6) months after the transfer to the Lender or any Affiliate of the Lender of title to the Collateral pursuant to a foreclosure or UCC sale thereof (provided, however, that Guarantor's unsatisfied obligations under each of the other Guaranties and the Environmental Indemnity shall continue to accrue interest to the extent provided in such other documents until satisfied) and (B) Operating Expenses for the Mortgaged Property that accrue after the earliest to occur of (1) the date of transfer to the Lender or any third party of title to the Collateral pursuant to a transfer in lieu of foreclosure thereof, (2) the date that is six (6) months after the transfer to the Lender or any Affiliate of the Lender of title to the Collateral, pursuant to a foreclosure or UCC sale thereof and (3) the date that the Lender or any Affiliate of the Lender sells or conveys the Collateral to a third party after obtaining title to the Collateral pursuant to the completion of a foreclosure or UCC sale thereof.

SECTION 2. Nature of Guaranty. Guarantor hereby reaffirms that this Guaranty is a guaranty of payment and not of collection, is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future, including Guarantied Obligations arising or accruing after the bankruptcy of Borrower, the Property Owner or any member of Borrower ("Loan Party") or any sale or other disposition of any security for this Guaranty or for the obligations of Borrower or any other Loan Party under the Loan Documents (any such security, the "Security"). This Guaranty and any Security for this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guarantied Obligations is rescinded or must otherwise be returned by the Lender or any other party upon the bankruptcy, insolvency or reorganization of any Loan Party or Guarantor or otherwise, all as though such payment or performance had not occurred.

SECTION 3. Waiver. To the extent permitted by applicable Laws and Regulations, Guarantor hereby waives protest, promptness, diligence, notice of acceptance, demand for payment and notice of default or non-payment in respect of the Note, the Loan Agreement and the other Loan Documents. Guarantor hereby waives any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Borrower, or against any other guarantor or any other person, entity or any Security. Guarantor hereby waives, to the fullest extent permitted by applicable law, the benefit of any statute of limitations which may affect its liability hereunder or the enforcement hereof. Any payment by Borrower or other circumstance that operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to Guarantor.

SECTION 4. Remedies. The Lender shall not be required, as a condition precedent to making a demand upon Guarantor under this Guaranty, to make demand upon Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to exhaust its remedies against Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to proceed against any Security. Any failure by the Lender to make any demand or to collect any payments hereunder or under any other Loan Document shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies of the Lenders against Guarantor hereunder. The obligations and duties of Guarantor hereunder are independent of the obligations and duties of Borrower under the Loan Documents and a separate action or actions may be brought and prosecuted against Guarantor hereunder, whether or not an action is brought against Borrower under the Loan Documents or Guarantor under any other guaranty or any other person or entity under any other Loan Document, whether or not Borrower or Guarantor or any other person or entity be joined in any such action or actions, and whether or not an action or actions may be brought against Guarantor or any other person or entity in connection with any other guaranty. The liability of Guarantor hereunder shall not be affected by or limited by (a) any direction or application of payment by Borrower or by any other party, (b) any other guaranty of any other party as to Borrower's obligations under the Loan Documents or as to the completion of the Improvements or (c) any payment to the Lender of Borrower's obligations that the Lender repays pursuant to the order or direction of a court of competent jurisdiction in connection with any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor hereby waives any right to the deferral, modification or limitation of its obligations and duties hereunder by reason of any such proceeding.

SECTION 5. Representations and Warranties. The Guarantor represents and warrants that, as of the date hereof:

(a) Guarantor has full power, authority and legal right to execute and deliver this Guaranty and to perform fully and completely all of its obligations hereunder.

(b) The execution, delivery and performance of this Guaranty by Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court which is binding on Guarantor, or any provision of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon Guarantor or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any of its property or assets pursuant to the provisions of any of the foregoing in any case which would have a Material Adverse Effect on the ability of Guarantor to perform its obligations hereunder.

(c) This Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to any applicable Debtor Relief Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) All necessary resolutions, consents, licenses, approvals and authorizations of any person or entity required in connection with the execution, delivery and performance of this Guaranty have been duly obtained and are in full force and effect.

(e) There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived.

(f) Guarantor has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(g) The applicable balance sheets of Guarantor and PGRT and statements of income and cash flows of PGRT (the "Financial Statements") heretofore delivered by Guarantor to the Lender are true and correct in all material respects and have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Guarantor as of the dates thereof and no material adverse change has occurred in Guarantor's financial condition reflected therein since the dates thereof.

(h) There are no actions, suits or proceedings pending, or, to the Knowledge of Guarantor, threatened against or affecting Guarantor, which if adversely determined would have a Material Adverse Effect on the ability of Guarantor to perform its obligations under this Guaranty, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration body or governmental authority, which default would materially adversely affect the ability of Guarantor to perform its obligations hereunder.

SECTION 6.  Covenants.

(a) Annual Financial Statements. Guarantor shall furnish to Lender, within one hundred twenty (120) days following the end of each calendar year, a copy of the audited annual Financial Statements of each of Guarantor and of Prime Group Realty Trust and its successors and assigns ("PGRT"). Such annual Financial Statements shall be accompanied by (i) an Officer's Certificate from PGRT certifying that such annual Financial Statements are true, correct, accurate and complete in all material respects and present fairly, in all material respects, the financial condition and results of operation of each of Guarantor and of PGRT and have been prepared in accordance with GAAP and (ii) an Officer's Certificate from PGRT certifying as of the date thereof whether, to such Person's Knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(b) Quarterly Financial Statements. Guarantor shall furnish to Lender on or before the forty-fifth (45th) day after the end of each of the first three
      (3) fiscal quarters of each calendar year, the following items, accompanied by an Officer's Certificate of PGRT, certifying that such items are true, correct, accurate and complete in all material respects and fairly present, in all material respects, the financial condition and results of the operations of such Person in a manner consistent with GAAP (subject to normal year-end adjustment), to the extent applicable:

(i) quarterly and year-to-date unaudited Financial Statements with respect to each of the Guarantor and PGRT, including the applicable balance sheets of Guarantor and PGRT, and statements of income and cash flows of PGRT for such quarter; and

(ii) an Officer's Certificate from PGRT certifying as of the date thereof whether to such Person's Knowledge, there exists a Default or an Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action being taken to remedy the same.

(c) Consolidated Net Worth. As of the end of the fiscal quarter immediately preceding the Advance (and as of the end of any fiscal quarter thereafter), the Consolidated Net Worth of Guarantor shall not at any time that the Loan is outstanding be less than the sum of (i) Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00) and (ii) seventy-five percent (75%) of any the aggregate, initial value of any operating partnership units issued by Guarantor from and after the date hereof.

(d) Liquidity. As of the end of the fiscal quarter immediately preceding the Advance (and as of the end of any fiscal quarter thereafter), the amount of Unrestricted Cash shall at no time be less than Twenty Million and No/100 Dollars ($20,000,000.00). "Unrestricted Cash" shall mean, for any period the aggregate amount of unrestricted Cash and Cash Equivalents (valued at fair market value in accordance with GAAP) then actually owned and held by Guarantor and all of its Subsidiaries (excluding, without limitation, until forfeited or otherwise entitled to be retained by Guarantor or any of its Subsidiaries, as applicable, tenant security and other restricted deposits); it being agreed that as used in this definition, "unrestricted" means the specified asset is not subject to any Liens, claims, security interests or restrictions of any kind in favor of any Person.

(e) Ratio of Liabilities to Assets. As of the end of the fiscal quarter immediately preceding the Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent) of (i) Total Liabilities to (ii) Total Assets, be greater than 67%. "Total Liabilities" shall mean, for Guarantor and all of its Subsidiaries, at any time, the sum (without duplication) of the following (A) all liabilities, consolidated and determined in accordance with GAAP, (B) all Indebtedness, whether or not so classified, and (C) the balance available for drawing under letters of credit issued for the account of Guarantor and all of its Subsidiaries but excluding all Indebtedness related to the Project, including, without limitation, the Debt and the Senior Loan (collectively, the "Project Liabilities"). "Total Assets" shall mean, for Guarantor and all of its Subsidiaries, at any time, the aggregate book value of all assets, consolidated and determined in accordance with GAAP, plus accumulated depreciation and amortization related to those fixed and tangible properties (the "Real Estate Assets") consisting of land, buildings and/or other improvements, and/or interests therein and/or interests in mortgage loans, owned by Guarantor or any of its Subsidiaries (but excluding (a) all leaseholds other than leaseholds under ground leases having unexpired terms of at least 30 years and (b) any assets that constitute investments in the Project that are paid for by the Advance or advances made under the Senior Loan (the assets described in this clause (b), collectively, the "Project Assets")).

(f) Maximum Distribution. As of the end of the fiscal quarter immediately preceding the Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall Guarantor's and PGRT's aggregate maximum distribution for the most recent four (4) full fiscal quarters prior to the date of determination to their common shareholders and unit holders, as applicable, exceed 90% of PGRT's Funds From Operations. "Funds From Operations", for any period, shall be determined in accordance with the definition for such term promulgated by the National Association of Real Estate Investment Trusts in effect as of the Closing Date (as adjusted for any straight-lining of rent and any write down in the value of land or loss on the sale of land), as published in The White Paper on Funds From Operations, dated October 1999.

(g) Ratio of Consolidated EBITDA to Consolidated Total Interest Expense. As of the end of the fiscal quarter immediately preceding the Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding, shall the ratio (stated as a percent), in respect of any period, of (i) Consolidated EBITDA to (ii) Consolidated Total Interest Expense, be less than 165%. "Consolidated EBITDA" shall mean, in respect of Guarantor and all of its Subsidiaries, for any period (A) net income or loss (before minority interests and as adjusted for any straight-lining of rent), as determined in accordance with GAAP, plus (B) to the extent deducted in computing such net income or loss, (1) Consolidated Total Interest Expense and (2) depreciation and amortization, and (C) minus all gains or plus all losses attributable to the sale or disposition of assets or debt restructuring as well as any other extraordinary, non-recurring sources of revenues, in each case adjusted to include only the funds actually received in cash by the Guarantor and its Subsidiaries from any Partially Owned Entities. "Consolidated Total Interest Expense" shall mean, in respect of Guarantor and all of its Subsidiaries, for any period,
      (x) the amount of interest required to be paid or accrued in accordance with GAAP on (A) all Indebtedness of Guarantor, and all of its Subsidiaries and (B) all amounts available for borrowing or for drawing under letters of credit, if any, issued for the account of Guarantor and all of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense in accordance with GAAP plus (y) capitalized interest to be paid or accrued in accordance with GAAP (but excluding that portion of capitalized interest funded from the interest reserve proceeds of any construction loan). "Partially Owned Entities" shall mean any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which Guarantor, directly or indirectly through its full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with Guarantor for financial reporting purposes.

(h)   Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges.

(i) Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges A. As of the end of the calendar quarter immediately preceding the Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges A, be less than 145%. "Consolidated Total Fixed Charges A" shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense, plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments and balloon or bullet payments at maturity).

(ii) Ratio of Consolidated EBIDTA to Consolidated Total Fixed Charges B. As of the end of the calendar quarter immediately preceding the Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges B, be less than 125%. "Consolidated Total Fixed Charges B" shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense, plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments and balloon or bullet payments at maturity), plus (3) dividends and distributions, if any, paid or required to be paid on preferred stock, preferred partnership interests or other preferred equity of PGRT.

(i) Loan Agreement Covenants. Guarantor shall perform and comply with each obligation expressly stated in the Loan Agreement to be an obligation of Guarantor.

(j) No Duplication. It is expressly acknowledged and agreed that in calculating the values required for the foregoing financial covenants, it is intended that each value, as applicable, be counted without duplication.

SECTION 7. Recourse. The exculpation provisions contained in any of the other Loan Documents relieving Borrower and any member of Borrower from personal liability for payment of the Loan shall not in any manner reduce the liability of Guarantor arising hereunder. Notwithstanding the foregoing, the Lender acknowledges and agrees that PGRT has no liability (direct, indirect or otherwise) under or pursuant to this Guaranty and that, accordingly, the exculpation granted to Borrower or any member of Borrower from personal liability for payment of the Loan under the exculpation provisions contained in any of the other Loan Documents shall hereby be made applicable to PGRT.

SECTION 8. No Limitation of Liability. Guarantor's liability hereunder shall in no way be limited or impaired by, and Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Loan Agreement, the Note, the Pledge Agreement, or any other instrument made to or with the Lender by Guarantor or Borrower. In addition, Guarantor's liability hereunder shall in no way be limited or impaired by (a) any extensions of time for performance required by any of said documents, (b) any sale, assignment or foreclosure of the Note or the Pledge Agreement (or transfer in lieu thereof) or any sale or transfer of all or part of the Improvements or the Collateral, provided, however, that if the Debt shall be paid in full, Guarantor's obligations and liability under this Guaranty shall cease and terminate and be of no further force or effect, (c) the accuracy or inaccuracy of the representations and warranties made by Borrower under the Loan Documents, (d) the release of Borrower, the Property Owner, Guarantor or any other person from performance or observance of any of the agreements (other than this Guaranty), covenants, terms or conditions contained in any of said instruments by operation of law, the Lender's voluntary act, or otherwise, (e) the release or substitution in whole or in part of any Security, (f) the Lender's failure to file the Financing Statements (or the Lender's improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or Lien given as security for the Loan or (g) the invalidity, irregularity or unenforceability, in whole or in part, of the Loan Documents, or any other instrument or agreement executed or delivered to the Lenders in connection with the Loan, and, in any such case, whether with or without notice to Guarantor (except as may be required pursuant to applicable Laws and Regulations) and with or without consideration.

SECTION 9. Waiver of Claims. Guarantor (a) waives any right or claim of right to cause a marshalling of Borrower's assets or to cause the Lender to proceed against any of the Security before proceeding against Guarantor or to proceed against Guarantor in any particular order, and (b) agrees that any payments required to be made by Guarantor hereunder shall become due on demand in accordance with the terms hereof. Without limiting the generality of the foregoing, until this Guaranty is released or the Loan is paid in full and the Lender shall have no continuing obligations under the Loan Documents, Guarantor hereby waives (1) all rights of subrogation or contribution Guarantor may have against Borrower and/or the Property Owner whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by Guarantor pursuant to the provisions hereof and (2) all suretyship defenses Guarantor would otherwise have under the laws of the jurisdiction in which the Improvements are located or any other jurisdiction.

SECTION 10. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, (b) expedited overnight prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or
(c) facsimile transmission provided confirmation of receipt is obtained by one of the methods in clause (a) or (b) above, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10):

      If to Lender:

            LNR Eastern Lending, LLC
            c/o LNR Property Corporation
            1601 Washington Avenue, Suite 800
            Miami Beach, Florida  33139
            Attention:  Michael E. Wheeler
            Telecopier:  (305) 695-5539

            with a copy to:

            Bilzin Sumberg Baena Price & Axelrod LLP
            2500 First Union Financial Center
            200 South Biscayne Boulevard
            Miami, Florida 33131-2336
            Attention:  Carey A. Stiss, Esq.
            Telecopier:  (305) 351-2260

      If to Guarantor:

            Prime Group Realty, L.P.
            c/o Prime Group Realty Trust
            77 West Wacker Drive, Suite 3900
            Chicago, Illinois 60601
            Attention: Louis G. Conforti
            Telecopier:  (312) 917-0460

            with a copy to:

            Prime Group Realty, L.P.
            c/o Prime Group Realty Trust
            77 West Wacker Drive, Suite 3900
            Chicago, Illinois 60601
            Attention: General Counsel
            Telecopier:  (312) 917-1684

      A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, two (2) Business Days after deposit in the United States mail; in the case of expedited overnight prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile transmission, at the time of the confirmed receipt thereof.

SECTION 11. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All remedies afforded to the Lender by reason of this Guaranty and all of the other Loan Documents are separate and cumulative remedies and each one of such remedies, whether exercised by the Lender or not, shall not be deemed to be exclusive of any of the other remedies available to the Lender and shall not limit or prejudice any other legal or equitable remedy which the Lender may have under this Guaranty or under any other Loan Document.

SECTION 12. Right of Set-Off. Upon the occurrence and during the continuance of any breach of any of Guarantor's covenants hereunder, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, excepting only tenant security deposits and similar escrow deposits) at any time held and other indebtedness at any time held or owing by the Lender (including branches, agencies or Affiliates of the Lender wherever located) to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Lender shall have made any demand under this Guaranty and although such obligations, liabilities or claims may be contingent and unmatured and any such set-off shall be deemed to have been made immediately upon the occurrence of a default under this Guaranty even though such charge is made or entered on the books of the Lender subsequent thereto. The Lender agrees promptly to notify Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off), which the Lender may have under the Loan Documents, at law or in equity.

SECTION 13. Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of the Loan is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or the reorganization of Borrower or the Property Owner, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, Borrower or the Property Owner or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 14. Lender's Rights. Guarantor acknowledges and agrees that the Lender's rights (and Guarantor's obligations) hereunder shall be in addition to all of the Lender's rights (and all of Guarantor's obligations) under any other agreement executed and delivered to the Lender by Guarantor in connection with the Loan, and payments by Guarantor hereunder shall not reduce any of Guarantor's obligations and liabilities under any such agreement.

SECTION 15. Delay. No delay on the Lender's part in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver of any such privilege, power or right.

SECTION 16. Trial by Jury; Injunctive Relief; Counterclaim, Consolidation. Guarantor hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by the Lender hereon, any and every right Guarantor may have to (a) injunctive relief, (b) a trial by jury, (c) assert or interpose any counterclaim, defense or offset (other than mandatory) therein and
(d) have the same consolidated with any other or separate suit, action or proceeding. Nothing herein contained shall prevent or prohibit Guarantor from instituting or maintaining a separate action against the Lender with respect to any asserted claim.

SECTION 17. Governing Law. Except as otherwise provided in Section 11.2 of the Loan Agreement, the terms and provisions hereof and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Florida. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Florida or any Federal court sitting in the State of Florida over any suit, action or proceeding arising hereunder, and Guarantor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in the State of Florida or any Federal court sitting in the State of Florida may be made by overnight courier or by certified or registered mail, return receipt requested, directed to Guarantor at the addresses indicated above.

SECTION 18. Severability. Any provision in this Guaranty that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of this Guaranty are declared to be severable.

SECTION 19. Integration. This Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof and may not be terminated, amended or modified, in any manner unless by a writing signed by the Lender or its successors or assigns. This Guaranty was drafted with the joint participation of Guarantor and the Lender and shall be construed neither against nor in favor of any of them.

SECTION 20. Time of Essence. Time is of the essence with respect to Guarantor's obligations under this Guaranty.

SECTION 21. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and permitted assigns, except that Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Lender.

SECTION 22. Subordination. In the event that Guarantor shall advance or become obligated to pay any sums towards the completion of construction of the Improvements or shall advance or become obligated to pay any sums to the Lender pursuant to any other Loan Document, or in the event that Borrower is now or shall hereafter become indebted to Guarantor, Guarantor agrees that the amount of any such indebtedness and all interest thereon shall at all times be subordinate as to lien, time of payment and in all other respects to all sums at any time owing to the Lender under any of the Loan Documents, and that Guarantor shall not be entitled to enforce or receive payments on account of such other indebtedness from Borrower until all such obligations of Borrower to the Lender shall have been paid and the Lender shall have no continuing obligations under the Loan Documents.

SECTION 23. Modification. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 24. Counterparts. This instrument may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original and all of which when executed and delivered will be deemed to be one and the same instrument.

SECTION 25. Joint and Several Liability. The liability hereunder of each Person constituting Guarantor shall be joint and several.

SECTION 26. Consent to Construction Loan Agreement Provisions. Guarantor hereby acknowledges and agrees to any waiver or consent specifically granted by the Borrower Parties in Sections 11.11, 11.23 and 11.24 of the Loan Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

                                   GUARANTOR:


                                    PRIME GROUP REALTY, L.P., a Delaware
                                    limited partnership

                                    By:   Prime Group Realty Trust, a
                                          Maryland real estate investment
                                          trust, its managing general partner


                                          By:    /s/ Louis G.  Conforti
                                                 ----------------------
                                          Name:  Louis G. Conforti
                                          Title: Co-President

ACCEPTED BY THE LENDER:

LNR EASTERN LENDING, LLC, a Georgia
limited liability company

By:   LNR PROPERTY CORPORATION
      EASTERN REGION, a Georgia
      corporation, its Member

      By:    /s/ Shelly L. Rubin
             --------------------
       Name: Shelly L. Rubin
      Title: Vice President